UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G

                                 Amendment No. 2

                    Under the Securities Exchange Act of 1934

                           LaSalle Re Holdings Limited
                           ---------------------------
                                (Name of Issuer)


                                  Common Shares
                                  -------------
                         (Title of Class of Securities)



                                   G5383Q 10 1
                                   -----------
                                 (CUSIP Number)






                               Page 1 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G




1.       Name of Reporting Person           EXOR Group S.A.
         S.S. or I.R.S. Identifica-         (No S.S. or IRS
         tion No. of Above Person           Identification No.)




2.       Check the Appropriate Box                   (a)
         if a Member of a Group
                                                      (b)     X

3.       S.E.C. Use Only




4.       Citizenship or Place of Organization
                     Luxembourg

Number of Shares           (5) Sole Voting Power
Beneficially                                 0

Owned by Each              (6) Shared Voting Power
Reporting Person                         747,009

With                       (7) Sole Dispositive Power
                                             0

                           (8) Shared Dispositive Power
                                         747,009

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person               747,009


10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain Shares


11.      Percent of Class Represented
         by Amount in Row 9                            4.5%

12.      Type of Reporting Person
                                                               CO


                               Page 2 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G




1.       Name of Reporting Person           FIMA Finance
         S.S. or I.R.S. Identifica-         Management Inc.
         tion No. of Above Person           (No S.S. or IRS
                                            Identification No.)


2.       Check the Appropriate Box                   (a)
         if a Member of a Group
                                    (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of Organization        British Virgin Islands


Number of Shares           (5)  Sole Voting Power
Beneficially                                0

Owned by Each     (6)  Shared Voting Reporting Person Power
With                                      747,009

                           (7)  Sole Dispositive Power
                                             0

                           (8)  Shared Dispositive Power
                                          747,009

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person             747,009

10.      Check if the Aggregate Amount in
         Row (9) Excludes Certain Shares


11.      Percent of Class Represented
         by Amount in Row 9                              4.5%


12.      Type of Reporting Person
                                                                  CO

                               Page 3 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G




1.       Name of Reporting Person           Istituto Finanziario
         S.S. or I.R.S. Identifica-         Industriale S.p.A.
         tion No. of Above Person           (No S.S. or IRS
                                            Identification No.)


2.       Check the Appropriate Box                   (a)
         if a Member of a Group
                                    (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of            Italy
          Organization

Number of Shares                    (5)  Sole Voting Power
Beneficially                                0

Owned by Each                       (6)  Shared Voting Power
Reporting Person                                 747,009

With                                (7)  Sole Dispositive Power
                                                     0

                                    (8) Shared Dispositive Power
                                         747,009

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person             747,009

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                              4.5%


12.      Type of Reporting Person                        CO


                               Page 4 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G



1.       Name of Reporting Person           Giovanni Agnelli
         S.S. or I.R.S. Identifica-         e C. S.a.a.
         tion No. of Above Person           (No S.S. or IRS
                                            Identification No.)



2.       Check the Appropriate Box                   (a)
         if a Member of a Group
                                    (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of            Italy
         Organization

Number of Shares                    (5)  Sole Voting Power
Beneficially                                            0

Owned by Each                       (6)  Shared Voting Power
Reporting Person                                   747,009

With                                (7)  Sole Dispositive Power
                                                         0

                                    (8) Shared Dispositive Power
                                           747,009

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person               747,009
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                            4.5%


12.      Type of Reporting Person
                                                                PN

                               Page 5 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G




1.       Name of Reporting Person           Giovanni Agnelli
         S.S. or I.R.S. Identifica-         (No S.S. or IRS
         tion No. of Above Person           Identification No.)


2.       Check the Appropriate Box                   (a)
         if a Member of a Group
                                    (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of            Italy
         Organization

Number of Shares           (5)  Sole Voting Power
Beneficially                                0

Owned by Each              (6)  Shared Voting Power
Reporting Person
With                                              747,009

                           (7) Sole Dispositive Power
                                            0
                           (8) Shared Dispositive Power
                                         747,009

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person               747,009

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                            4.5%


12.      Type of Reporting Person
                                                               IN

                               Page 6 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G








1.       Name of Reporting Person           Umberto Agnelli
         S.S. or I.R.S. Identifica-         (No S.S. or IRS
         tion No. of Above Person           Identification No.)


2.       Check the Appropriate Box                   (a)
         if a Member of a Group
                                    (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of            Italy
         Organization

Number of Shares           (5)  Sole Voting Power
Beneficially                                0

Owned by Each              (6)  Shared Voting Power
Reporting Person                       747,009

With                       (7) Sole Dispositive Power
                                           0

                           (8)  Shared Dispositive Power
                                       747,009

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person               747,009

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                           4.5%


12.      Type of Reporting Person
                                                               IN

                               Page 7 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G




1.       Name of Reporting Person           Carlo Camerana
         S.S. or I.R.S. Identifica-         (No S.S. or I.R.S.
         tion No. of Above Person           Identification No.)


2.       Check the Appropriate Box                   (a)
         if a Member of a Group
                                    (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of            Italy
         Organization

Number of Shares           (5)  Sole Voting Power
Beneficially                                             0

Owned by Each              (6)  Shared Voting Power
Reporting Person                                              747,009

With                       (7)  Sole Dispositive Power
                                                         0

                           (8)  Shared Dispositive Power
                                                     747,009

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person                       747,009

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                                      4.5%


12.      Type of Reporting Person
                                                                          IN

                               Page 8 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G







1.       Name of Reporting Person           Gianluigi Gabetti
         S.S. or I.R.S. Identifica-         (S.S. No. ###-##-####)
         tion No. of Above Person


2.       Check the Appropriate Box                   (a)
         if a Member of a Group
                                    (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of            Italy
         Organization

Number of Shares           (5)  Sole Voting Power
Beneficially                        0

Owned by Each              (6)  Shared Voting Power
Reporting Person                          747,009

With                       (7)  Sole Dispositive Power
                                            0

                           (8)  Shared Dispositive Power
                                 747,009

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person               747,009

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                             4.5%


12.      Type of Reporting Person
                                                                 IN

                               Page 9 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G







1.       Name of Reporting Person           Gabriele Galateri
         S.S. or I.R.S. Identifica-         (S.S. No. ###-##-####)
         tion No. of Above Person


2.       Check the Appropriate Box                   (a)
         if a Member of a Group
                                    (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of            Italy
         Organization

Number of Shares           (5)  Sole Voting Power
Beneficially                               0

Owned by Each              (6)  Shared Voting Power
Reporting Person                       747,009

With                       (7)  Sole Dispositive Power
                                           0

                           (8)  Shared Dispositive Power
                              747,009

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person               747,009

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                           4.5%


12.      Type of Reporting Person
                                                               IN

                               Page 10 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G




1.       Name of Reporting Person           Cesare Romiti
         S.S. or I.R.S. Identifica-         (No S.S. or I.R.S.
         tion No. of Above Person           Identification No.)


2.       Check the Appropriate Box                   (a)
         if a Member of a Group
                                    (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of            Italy
         Organization

Number of Shares           (5)  Sole Voting Power
Beneficially                              0

Owned by Each              (6)  Shared Voting Power
Reporting Person                      747,009

With                       (7)  Sole Dispositive Power
                                         0

                           (8)  Shared Dispositive Power
                            747,009

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person                  747,009

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                                 4.5%


12.      Type of Reporting Person
                                                                       IN

                               Page 11 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G



Item 1(a)  Name of Issuer:

             LaSalle Re Holdings Limited (the "Issuer")

Item 1(b)  Address of Issuer's Principal Executive Offices:

             Continental Building
             25 Church Street
             Hamilton, HM 12, Bermuda

Item 2(a)  Name of Person Filing:

             This Statement is being filed by:

             (i) FIMA Finance Management Inc., a British Virgin Islands Corporation ("FIMA");

             (ii) EXOR Group S.A., a Luxembourg corporation ("EXOR"), which is the holder of all of the issued and outstanding capital stock of FIMA;

            (iii) Istituto Finanziario Industriale S.p.A., an Italian
                  corporation ("IFI"), which for purposes of the Securities and Exchange Act of 1934, as amended (the "Act"), is deemed to control EXOR;

            (iv) Giovanni Agnelli e C. S.a.a., an Italian limited partnership represented by shares ("GA"), which for purposes of the Act is deemed to control IFI; and

             (v) Messrs. Giovanni Agnelli, Umberto Agnelli, Carlo Camerana, Gianluigi Gabetti, Gabriele Galateri and Cesare Romiti, the General Partners of GA, who, for purposes of the Act are deemed to control GA (all such persons in (i) through (v) being hereinafter referred to as the "Reporting Persons").

Item 2(b) Address of Principal Business Office:

                  FIMA:
                  Wickhams Cay
                  Road Town, Tortola
                  British Virgin Islands


                               Page 12 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G





                  EXOR:
                  2 Boulevard Royal
                  L-2953, Luxembourg

                  IFI:
                  Corso Matteotti, 26
                  10121 Torino, Italy

                  GA:
                  Via Del Carmine, 10
                  10122 Torino, Italy

                  Giovanni Agnelli:
                  Corso Marconi 10
                  10125 Torino, Italy

                  Umberto Agnelli:
                  Via Carlo Marenco, 25
                  10126 Torino, Italy

                  Carlo Camerana:
                  Via del Carmine, 10
                  10122 Torino, Italy

                  Gianluigi Gabetti:
                  Via Carlo Marenco, 25
                  10126 Torino, Italy

                  Gabriele Galateri:
                  Via del Carmine, 10
                  10122 Torino, Italy

                  Cesare Romiti:
                  Corso Marconi, 10
                  10125 Torino, Italy

Item 2(c) Citizenship:

             See Item 4 of the cover pages attached hereto.

Item 2(d) Title of Class of Securities:

             Common Shares

                               Page 13 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G





Item 2(e) CUSIP Number:

             G5383Q 10 1

Item     3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a) ( )  Broker or Dealer registered under Section 15 of the Act

            (b) ( )  Bank as defined in Section 3(a)(6) of the Act

            (c) ( )  Insurance Company as defined in Section 3(a)(19) of the Act

            (d) ( ) Investment Company registered under Section 8 of the Investment Company Act

            (e) ( ) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

            (f) ( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 140.13d-1(b)(1)(ii)(F)

            (g) ( ) Parent Holding Company, in accordance withss. 240.13d-1(b)(ii)(G)

            (h) ( )  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership:

                  As of the date of this statement, FIMA is the beneficial owner of 747,009 Common Shares (the "FIMA Shares") which includes currently exercisable options to purchase 68,175 Common Shares.

                  The FIMA Shares constitute 4.5% of the outstanding Common Shares as calculated pursuant to Rule 13d-3(d).

                  EXOR, through its control of FIMA, IFI through its deemed control (for purposes of the Act) of EXOR, GA through its deemed control (for purposes of the Act) of IFI, and Messrs. Giovanni Agnelli, Umberto Agnelli, Carlo Camerana, Gianluigi Gabetti, Gabriele Galateri and Cesare Romiti, through their deemed control (for purposes of the Act) of GA, beneficially own all of the FIMA Shares.

                               Page 14 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G





                  All of the Reporting Persons share the power to dispose or to direct the disposition and the power to vote or to direct the vote of the FIMA Shares.

Item 5.  Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                  Not applicable.

Item 8.  Identification and Classification of Members of the Group:

                  Not applicable.

Item 9.  Notice of Dissolution of Group:

                  Not applicable

Item 10.          Certification:

                  Not applicable.



                               Page 15 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G





                                    Signature

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.


                                    EXOR GROUP S.A.


                                    By:            *
                                        -----------------------------
                                    Name:  Richard S. Borisoff
                                    Title:  Attorney-in-Fact


                                    FIMA FINANCE MANAGEMENT INC.


                                    By:            *
                                        -----------------------------
                                    Name:  Richard S. Borisoff
                                    Title:  Attorney-in-Fact


                                    ISTITUTO FINANZIARIO
                                      INDUSTRIALE S.p.A.


                                    By:            *
                                        -----------------------------
                                    Name:  Richard S. Borisoff
                                    Title:  Attorney-in-Fact


                                    GIOVANNI AGNELLI e C. S.a.a.


                                    By:            *
                                        -----------------------------
                                    Name:  Richard S. Borisoff
                                    Title:  Attorney-in-Fact



                               Page 16 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G






                                   By:            *
                                        -----------------------------
                                   Giovanni Agnelli, by
                                   Richard S. Borisoff,
                                   Attorney-in-Fact


                                               *
                                   ----------------------------------
                                   Umberto Agnelli, by
                                   Richard S. Borisoff,
                                   Attorney-in-Fact


                                               *
                                   ----------------------------------
                                   Carlo Camerana, by
                                   Richard S. Borisoff,
                                   Attorney-in-Fact


                                               *
                                   ----------------------------------
                                   Gianluigi Gabetti, by
                                   Richard S. Borisoff,
                                   Attorney-in-Fact


                                              *
                                   ----------------------------------
                                   Gabriele Galateri, by
                                   Richard S. Borisoff,
                                   Attorney-in-Fact


                                               *
                                   ----------------------------------
                                   Cesare Romiti, by
                                   Richard S. Borisoff,
                                   Attorney-in-Fact


                                    /s/ Richard S. Borisoff
                                   ----------------------------------
                                   *Richard S. Borisoff
                                   Attorney-in-Fact

Dated:  As of December 31, 1996

                               Page 17 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G






                                  EXHIBIT INDEX

Exhibit No.                         Document                              Page



   1    Joint Filing Agreement, dated as of                                 19
        December 31, 1996
   2    Power of Attorney for FIMA Finance Management, Inc.                 21
   3    Power of Attorney for EXOR GROUP S.A.                               22
   4    Power of Attorney for Istituto Finanziario Industriale S.p.A.       23
   5    Power of Attorney for Giovanni Agnelli e  C. S.a.a.                 24
   6    Power of Attorney for Giovanni Agnelli                              25
   7    Power of Attorney for Umberto Agnelli                               26
   8    Power of Attorney for Carlo Camerana                                27
   9    Power of Attorney for Gianluigi Gabetti                             28
  10    Power of Attorney for Gabriele Galateri                             29
  11    Power of Attorney for Cesare Romiti                                 30



                               Page 18 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G





                                                                       Exhibit 1



                  Pursuant to Rule 13d-1(f)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement to which this Exhibit is attached is filed on behalf of each of them.

                                    EXOR GROUP S.A.


                                    By:            *
                                        -------------------------
                                    Name:  Richard S. Borisoff
                                    Title:  Attorney-in-Fact


                                    FIMA FINANCE MANAGEMENT INC.


                                    By:            *
                                        -------------------------
                                    Name:  Richard S. Borisoff
                                    Title:  Attorney-in-Fact


                                    ISTITUTO FINANZIARIO
                                      INDUSTRIALE S.p.A.


                                    By:            *
                                        -------------------------
                                    Name:  Richard S. Borisoff
                                    Title:  Attorney-in-Fact


                                    GIOVANNI AGNELLI e C. S.a.a.


                                    By:            *
                                        -------------------------
                                    Name:  Richard S. Borisoff
                                    Title:  Attorney-in-Fact



                               Page 19 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G






                                                *
                                    ---------------------
                                    Giovanni Agnelli, by
                                    Richard S. Borisoff,
                                    Attorney-in-Fact


                                                *
                                    ---------------------
                                    Umberto Agnelli, by
                                    Richard S. Borisoff,
                                    Attorney-in-Fact


                                                *
                                    ---------------------
                                    Carlo Camerana, by
                                    Richard S. Borisoff,
                                    Attorney-in-Fact


                                                *
                                    ---------------------
                                    Gianluigi Gabetti, by
                                    Richard S. Borisoff,
                                    Attorney-in-Fact


                                                *
                                    ---------------------
                                    Gabriele Galateri, by
                                    Richard S. Borisoff,
                                    Attorney-in-Fact


                                                 *
                                    ---------------------
                                    Cesare Romiti, by
                                    Richard S. Borisoff,
                                    Attorney-in-Fact


                                    /s/Richard S. Borisoff
                                    ------------------------
                                    *Richard S. Borisoff
                                    Attorney-in-Fact






Dated:  As of December 31, 1996




                               Page 20 of 30 Pages

                                                                       Exhibit 2

                                POWER OF ATTORNEY



                  The undersigned, FIMA FINANCE MANAGEMENT INC., a British Virgin Islands corporation (the "Corporation"), by its representatives thereto duly authorized, hereby constitutes and appoints ERNEST RUBENSTEIN, PETER J. ROTHENBERG and RICHARD S. BORISOFF of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, its true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in its name and place on its behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by the Corporation or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.


                      FIMA FINANCE MANAGEMENT INC. (B.V.I.)


                             By:   /s/ Siegfried Maron
                                  ----------------------------------
                                    Name: Siegfried Maron
                                    Title:  President


Date:  December 27, 1995


                               Page 21 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G






                                                                       Exhibit 3

                                POWER OF ATTORNEY



                  The undersigned, EXOR GROUP S.A., a Luxembourg corporation, by its representatives thereto duly authorized, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, its true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in its name and place on its behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by the Corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.


                                                     EXOR GROUP S.A.

                                              By:   /s/ Giovanni Agnelli
                                                  ----------------------------
                                                     Name:  Giovanni Agnelli
                                                     Title:   Chairman

Date:  December 15, 1995



                               Page 22 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G





                                                                       Exhibit 4

                                POWER OF ATTORNEY



                  The undersigned, ISTITUTO FINANZIARIO INDUSTRIALE S.p.A., a corporation organized under the laws of Italy, by its representatives thereto duly authorized, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, its true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in its name and place on its behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by EXOR GROUP S.A., a Luxembourg corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.


                                                     ISTITUTO FINANZIARIO
                                                      INDUSTRIALE S.p.A.


                                              By:   /s/ Giovanni Agnelli
                                                  -----------------------------
                                                     Name:  Giovanni Agnelli
                                                     Title:   Chairman

Date:  December 15, 1995


                               Page 23 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G





                                                                       Exhibit 5

                                POWER OF ATTORNEY



                  The undersigned, GIOVANNI AGNELLI e C. S.a.a., an Italian limited partnership represented by shares organized under the laws of Italy, by its representatives thereto duly authorized, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, its true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in its name and place on its behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by EXOR GROUP S.A., a Luxembourg corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.


                                               GIOVANNI AGNELLI e C. S.a.a.


                                        By:   /s/ Giovanni Agnelli
                                            ------------------------------
                                               Name:  Giovanni Agnelli
                                               Title:    General Partner

Date:  December 15, 1995


                               Page 24 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G





                                                                       Exhibit 6

                                POWER OF ATTORNEY



                  The undersigned, GIOVANNI AGNELLI, in his capacity as Accamandatario (i.e., General Partner) of Giovanni Agnelli e C. S.a.a., an Italian limited partnership represented by shares, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, his true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in his name and place on his behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by EXOR GROUP S.A., a Luxembourg corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.


                                                      /s/ Giovanni Agnelli
                                                     --------------------------
                                                     Giovanni Agnelli

Date:  December 15, 1995


                               Page 25 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G






                                                                       Exhibit 7

                                POWER OF ATTORNEY



                  The undersigned, UMBERTO AGNELLI, in his capacity as Accamandatario (i.e., General Partner) of Giovanni Agnelli e C. S.a.a., an Italian limited partnership represented by shares, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, his true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in his name and place on his behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by EXOR GROUP S.A., a Luxembourg corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.



                                                   /s/ Umberto Agnelli
                                                  --------------------------
                                                  Umberto Agnelli

Date:  December 15, 1995


                               Page 26 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G





                                                                       Exhibit 8

                                POWER OF ATTORNEY



                  The undersigned, CARLO CAMERANA, in his capacity as Accamandatario (i.e., General Partner) of Giovanni Agnelli e C. S.a.a., an Italian limited partnership represented by shares, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, his true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in his name and place on his behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by EXOR GROUP S.A., a Luxembourg corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.



                                                      /s/ Carlo Camerana
                                                  ----------------------------
                                                     Carlo Camerana

Date:  December 31, 1995


                               Page 27 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G





                                                                       Exhibit 9

                                POWER OF ATTORNEY



                  The undersigned, GIANLUIGI GABETTI, in his capacity as Accamandatario (i.e., General Partner) of Giovanni Agnelli e C. S.a.a., an Italian limited partnership represented by shares, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, his true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in his name and place on his behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by EXOR GROUP S.A., a Luxembourg corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.



                                                      /s/ Gianluigi Gabetti
                                                  ------------------------------
                                                     Gianluigi Gabetti

Date:  December 15, 1995

                               Page 28 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G





                                                                      Exhibit 10

                                POWER OF ATTORNEY



                  The undersigned, GABRIELE GALATERI GENOLA, in his capacity as Accamandatario (i.e., General Partner) of Giovanni Agnelli e C. S.a.a., an Italian limited partnership represented by shares, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, his true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in his name and place on his behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by EXOR GROUP S.A., a Luxembourg corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.



                                                 /s/ Gabriele Galateri Genola
                                             ----------------------------------
                                                Gabriele Galateri Genola

Date:  December 31, 1995



                               Page 29 of 30 Pages

CUSIP NO.    G5383Q 10 1                            13G




                                                                      Exhibit 11

                                POWER OF ATTORNEY


                  The undersigned, CESARE ROMITI, in his capacity as Accamandatario (i.e., General Partner) of Giovanni Agnelli e C. S.a.a., an Italian limited partnership represented by shares, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, his true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in his name and place on his behalf with respect to all legal, contractual or regulatory matters relating to or in connection with the acquisition, ownership and sale or other disposition by EXOR GROUP S.A., a Luxembourg corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Section 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.



                                                      /s/ Cesare Romiti
                                                   -------------------------
                                                     Cesare Romiti

Date:  December 21, 1995

                               Page 30 of 30 Pages